Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Extra Space Storage Inc. 2015 Incentive Award Plan of Extra Space Storage Inc. of our reports dated February 28, 2025, with respect to the consolidated financial statements and schedule of Extra Space Storage Inc., and the effectiveness of internal control over financial reporting of Extra Space Storage Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
August 1, 2025